                                                                    EXHIBIT 10.2
                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT is made as of the 31st day of December 1997 by and between SHPS Acquisition Corp., a Florida corporation (the "Company"), and wholly owned subsidiary of Sykes HealthPlan Services, Inc., a Florida corporation ("SHPS"), and STEPHEN K. HOLLAND, M.D. (the "Executive").

                              W I T N E S S E T H:

                  WHEREAS, the Company desires to assure itself of the Executive's continued employment in an executive capacity; and

                  WHEREAS, the Executive desires to be employed by the Company on the terms and conditions hereinafter set forth.

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto covenant and agree as follows:

                 1. EMPLOYMENT AND DUTIES. Subject to the terms and conditions of this Agreement, the Company shall employ the Executive during the Term (as hereinafter defined) as an Executive Officer of the Company and in such other management capacities, with meaningful executive management responsibilities and requisite authority, as may be assigned, from time to time, by the Company. The Executive accepts such employment and agrees to devote his best efforts and entire business time, skill, labor and attention to the performance of such duties. The Executive agrees to provide promptly a description of any other commercial duties or pursuits engaged in by the Executive (other than those set forth on Exhibit B hereto which are hereby expressly permitted), to the Company's Board of Directors. If the Board of Directors determines, in good faith, that such activities conflict with the Executive's performance of his duties hereunder, the Executive shall promptly cease such activities to the extent and as directed by the board of Directors. It is acknowledged and agreed that such description shall be made regarding any such activities in which the Executive owns more than 10% of the ownership of the organization or which may be in violation of Section 5 hereof, and that the failure of the Executive to provide any such description shall enable the Company to terminate the Executive for Cause (as provided in Section 6(c) hereof). The Company agrees to hold any such information provided by the Executive confidential and not disclose the same to any person other than a person to whom disclosure is reasonably necessary or appropriate in light of the circumstances. In addition, the Executive agrees to serve (without additional compensation unless such position results in significant additional responsibility) if elected or appointed to any office or position, including as a director, of the Company or any parent, subsidiary or affiliate of the Company; provided, however, that the Executive shall be entitled to receive such benefits and additional compensation, if any, that is paid to executive officers of the Company, such parent, subsidiary or affiliate in connection with such service. Executive will be eligible for consideration to become an Executive Officer of SHPS as the business plans and prospects for SHPS clarify, any such appointment, however, will be subject to approval by the Board of Directors of SHPS.

                 2. TERM. Subject to the terms and conditions of this Agreement, including but not limited to the provisions for termination set forth in Section 6 hereof, the employment of the Executive under this Agreement shall commence on the date hereof and shall continue through and including the close of business on the anniversary date hereof for the term which is set forth under the caption "Term" on Exhibit A attached hereto and incorporated herein (such term shall herein be defined as the "Term"). Upon the effective date of this Agreement, the existing employment agreement between Executive and OMS Incorporated shall terminate and Employee hereby completely and unconditionally releases OMS Incorporated from any and all claims which the Employee has or may have against OMS Incorporated under such agreement, including any future claims to any benefits under the agreement

                  3.     COMPENSATION.

                         (a)       Base Salary and Bonus.  As compensation for
the Executive's services under this Agreement, the Executive shall receive, and the Company shall pay, a weekly base salary set forth on Exhibit A. Such base salary may be increased, but not decreased, during the Term, in the Company's discretion, based upon the Executive's performance and any other factors the Company deems relevant. Such base salary shall be payable in accordance with the policy then prevailing for the Company's executives. In addition to such base salary, the Executive shall be entitled, during the Term, to a performance bonus as set forth on Exhibit A and to participate in and receive payments from all other bonus and other incentive compensation plans as may be adopted by the Company on the same basis and terms as other executive officers of the Company.

                         (b)       Payments. All amounts paid pursuant to this
Agreement shall be subject to withholding or deduction by reason of the Federal Insurance Contribution Act, Federal income tax, state and local income tax, if any, and comparable laws and regulations.

                         (c)       Stock Options. Upon the execution of this
Agreement, the Executive shall receive a stock option grant for Forty Thousand (40,000) shares of Sykes HealthPlan Services, Inc., non-voting common stock with an exercise price per share of $2.40. Such options shall be subject to the terms of a Stock Option Agreement to be executed by the Executive and the Company. The Executive's right to exercise the options shall vest in accordance with the vesting schedule set forth on the Addendum to Employment Agreement attached hereto.

                         (d)       Other Benefits. The Executive shall be
reimbursed by the Company for all reasonable and customary travel and other business expenses incurred by the Executive in the performance of the Executive's duties hereunder in accordance with the Company's standard policy regarding expense verification practices. The Executive shall be entitled to that number of weeks paid vacation per year that is available to other executive officers of the Company in accordance with the Company's standard policy regarding vacations



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

and shall be eligible to participate in such pension, life insurance, health insurance, disability insurance and other employee benefits plans, if any, which the Company or SHPS may from time to time make available to its executive officers generally.

                  4.     CONFIDENTIAL INFORMATION.

                  (a) The Executive has acquired and will acquire non-public information and knowledge respecting the intimate and confidential affairs of the Company, including without limitation confidential information with respect to the Company's customer lists, business methodology, processes, production methods and techniques, promotional materials and information, and other similar matters treated by the Company as confidential (the "Confidential Information"). Accordingly, the Executive covenants and agrees that during the Executive's employment by the Company (whether during the Term hereof or otherwise) and thereafter, the Executive shall not, without the prior written consent of the Company, disclose to any person, other than a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of the Executive's duties hereunder, any non-public Confidential Information obtained by the Executive while in the employ of the Company. Notwithstanding the foregoing, Executive may disclose the Confidential Information pursuant to the requirement or request of a governmental agency or pursuant to a court or administrative subpoena, order or other such legal process or requirement of law, or in defense of any claims or causes of action asserted against him; provided, however, that Executive shall first notify the Company of such request or requirement, or proposal for use in defense.

                  (b) The Executive agrees that all memoranda, notes, records, papers or other documents and all copies thereof relating to the Company's operations or business, some of which may be prepared by the Executive, and all objects associated therewith in any way obtained by the Executive shall be the Company's property. This shall include, but is not limited to, documents and objects concerning any customer lists, contracts, price lists, manuals, mailing lists, advertising materials, and all other materials and records of any kind that may be in the Executive's possession or under the Executive's control. The Executive shall not, except on the Company's behalf, copy or duplicate any of the aforementioned documents or objects, nor remove them from the Company's facilities, nor use any information concerning them except for the Company's benefit, either during the Executive's employment or thereafter. The Executive covenants and agrees that the Executive will deliver all of the aforementioned documents and objects, if any, that may be in the Executive's possession to the Company upon termination of the Executive's employment, or at any other time at the Company's request.

                  5.     COVENANT NOT TO COMPETE.

                  (a) The Executive covenants and agrees that during the Executive's employment by the Company (whether during the Term hereof or otherwise), and thereafter for the period of time set forth on Exhibit A following the termination of the Executive's employment with the Company, the Executive will not:



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

                           (i)      directly or indirectly engage in, continue
in or carry on the business of the Company, or any business substantially similar thereto which competes with the Company, including owning or controlling any financial interest in, any corporation, partnership, firm or other form of business organization which competes with any aspect of such business or any business substantially similar thereto;

                           (ii)     consult with, advise or assist in any way,
whether or not for consideration, any corporation, partnership, firm or other business organization which is now, or becomes a competitor of the Company in any aspect of the Company's business during the Executive's employment with the Company, including, but not limited to: advertising or otherwise endorsing the products of any such competitor; soliciting customers or employing employees of the Company or otherwise serving as an intermediary for any such competitor; or loaning money or rendering any other form of financial assistance to or engaging in any form of business transaction whether or not on an arms' length basis with any such competitor; or

                           (iii)    engage in any practice the purpose of which
is to evade the provisions of this Agreement or to commit any act which is detrimental to the successful continuation of, or which adversely affects, the business or the Company; provided, however, that the foregoing shall not preclude the Executive's ownership of not more than 2% of the equity securities of a corporation which has such securities registered under Section 12 of the Securities Exchange Act of 1934, as amended.

                    (b) The Executive agrees that the geographic scope of this covenant not to compete shall extend to the geographic area where the Company's customers conduct business at any time during the Term of this Agreement. For purposes of this Agreement, "customers" means any person or entity to which the Company provides or has provided within a period of one (1) year prior to the Executive's termination of employment labor, materials or services for the furtherance of such entity or person's business or any person or entity that within such period of one (1) year the Company has pursued or communicated with for the purposes of obtaining business for the Company.

                    (c) In the event of any breach of this covenant not to compete, the Executive recognizes that the remedies at law will be inadequate and that in addition to any relief at law which may be available to the Company for such violation or breach and regardless of any other provision contained in this Agreement, the Company shall be entitled to equitable remedies (including an injunction) and such other relief as a court may grant after considering the intent of this Section 5. It is further acknowledged and agreed that the existence of any claim or cause of action on the part of the Executive against the Company, whether arising from this Agreement or otherwise, shall in no way constitute a defense to the enforcement of this covenant not to compete, and the duration of this covenant not to compete shall be extended in an amount which equals the time period during which the Executive is or has been in violation of this covenant not to compete. Further, the Executive acknowledges and agrees that the Company shall be entitled



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to liquidated damages in the amount of $100 per day for each day during which the Executive is in violation of this covenant not to compete, and the Executive does specifically acknowledge and agree that the liquidated damages in such amount are fair and reasonable, in that it may be difficult for the Company to determine the extent of the damages actually incurred in the event of the breach of this covenant not to compete by the Executive.

                  (d) In the event a court of competent jurisdiction determines that the provisions of this covenant not to compete are excessively broad as to duration, geographic scope, prohibited activities or otherwise, the parties agree that this covenant shall be reduced or curtailed to the extent necessary to render it enforceable.

                  6.       TERMINATION.

                           (a)      Death. The Executive's employment hereunder
shall terminate upon his death.


                           (b)      Disability.  If, during the Term, the
Executive becomes physically or mentally disabled in accordance with the terms and conditions of any disability insurance policy covering the Executive or, if due to such physical or mental disability, the Executive becomes unable for a period of more than six (6) consecutive months to perform his duties hereunder on substantially a full-time basis as determined by the Company in its sole reasonable discretion, the Company may, at its option, terminate the Executive's employment hereunder upon not less than 30 days' written notice.

                           (c)      Cause. The Company may terminate the
Executive's employment hereunder for Cause effective immediately upon notice. For purposes of this Agreement, the Company shall have "Cause" to terminate the Executive's employment hereunder: (i) if the Executive engages in conduct which has caused, or is reasonably likely to cause, demonstrable and serious injury to Company; (ii) if the Executive is convicted of a felony, as evidenced by a binding and final judgment, order or decree of a court of competent jurisdiction; (iii) for the Executive's neglect of his duties hereunder or the Executive's refusal to perform his duties or responsibilities hereunder, as determined by the Company's Board of Directors in good faith; (iv) for the Executive's violation of this Agreement, including without limitation Section 5 hereof; (v) chronic absenteeism; (vi) use of illegal drugs; (vii) insobriety by the Executive while performing his or her duties hereunder; and (viii) any act of dishonesty or falsification of reports, records or information submitted by the Executive to the Company.

                           (d)      Severance Payment. In the event of a
termination of the Executive's employment pursuant to this Section 6 or by the Executive, all payments to the Executive hereunder shall immediately cease and terminate. In the event of a termination by the Company of the Executive's employment with the Company for any reason other than pursuant to this Section 6, then the Company shall have no further obligation to make payments under this Agreement except that the Company shall pay the Executive severance pay (in equal installments


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


in accordance with Company policy immediately prior to such termination) in the amount set forth on Exhibit A ("Severance Payment"). Such monthly Severance Payment, however, shall not be required to be paid by the Company for more than six months if the Company elects, in its sole discretion, after six months to release the Executive from the covenant not to compete set forth in Section 5 hereof. If the Company terminates the Executive's employment pursuant to Section 6(a), (b) or (c), or the Executive terminates such employment, the Executive shall not be entitled to the Severance Payment and the covenant not to compete set forth in Section 5 hereof shall remain in full force and effect. Notwithstanding anything to the contrary herein contained, the Executive shall receive all compensation and other benefits to which he was entitled under this Agreement or otherwise as an employee of the Company through the termination date of his employment with the Company. Among other things, this would include the pro rata share of any bonus earned through the termination date.

                     (e) Transition Services. Upon a termination of employment by the Executive, or by the Company with Cause, the Executive shall cooperate with the Company's reasonable requests to ensure an orderly and businesslike transfer of the Executive's duties to other personnel designated by the Company. Additionally, the Executive shall make himself available at reasonable times upon reasonable notice to consult with the Company and assist the Company with respect to: (i) any matters for which the Company requests such assistance for a period of six (6) months after such termination, and (ii) any litigation or governmental or quasi-governmental agency investigation which may be pending at the time of termination or implemented after termination which relates to any period during which the Executive was employed by the Company; provided, that, in either case, the Company shall reimburse the Executive for any reasonable out-of-pocket expense incurred by the Executive at the Company's request in connection with such consultation or assistance, and with respect to
(ii), the Company shall schedule such consultation at times which will not interfere with any subsequent employment which the Executive has obtained and such consultation shall not require more than an average of two days per month without the Executive's consent. A breach of the foregoing provisions by the Executive shall be deemed to be a material breach of this Agreement.

                  7. NOTICE. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when hand-delivered, sent by telecopier, facsimile transmission or other electronic means of transmitting written documents (as long as receipt is acknowledged) or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

                  If to the Executive, to the address set forth on the signature page.

                  If to the Company:

                  --------------------------------
                  --------------------------------
                  --------------------------------
                  Tampa, Florida __________
                           Attn: Chief Executive Officer



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


or to such other address as either party may have furnished to the other in writing in accordance herewith, except that a notice of change of address shall be effective only upon receipt.

                  8. MISCELLANEOUS. No provision of this Agreement may be modified or waived unless such waiver or modification is agreed to in writing signed by the parties hereto; provided, however, Exhibit A may be amended by the Company in its discretion without the Executive's consent to the extent provided therein; provided, however, no amendment may be made which impairs or adversely affects the rights of the Executive without the Executive's written consent. No waiver by any party hereto of any breach by any other party hereto shall be deemed a waiver of any similar or dissimilar term or condition at the same or at any prior or subsequent time. This Agreement is the entire agreement between the parties hereto with respect to the Executive's employment by the Company and there are no agreements or representations, oral or otherwise, expressed or implied, with respect to or related to the employment of the Executive which are not set forth in this Agreement. Any prior agreement relating to the Executive's employment with the Company is hereby superseded and void, and is no longer in effect. This Agreement shall be binding upon and inure to the benefit of the Company, its respective successors and assigns, and the Executive and his heirs, executors, administrators and legal representatives. Except as expressly set forth herein, no party shall assign any of his or its rights under this Agreement without the prior written consent of the other party and any attempted assignment without such prior written consent shall be null and void and without legal effect. The parties agree that if any provision of this Agreement shall under any circumstances be deemed invalid or inoperative, the Agreement shall be construed with the invalid or inoperative provision deleted and the rights and obligations of the parties shall be construed and enforced accordingly. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal laws of the State of Florida. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute but one and the same instrument. This Agreement has been jointly drafted by the respective representatives of the parties and no party shall be considered as being responsible for such drafting for the purpose of applying any rule constituting ambiguities against the drafter or otherwise.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


                                                    "COMPANY"

                                                    SHPS ACQUISITION CORP.



                                                    By:
                                                       -------------------------
                                                        David Garner, President

                                                 "EXECUTIVE"


                                                 -------------------------------
                                                 Stephen K. Holland, M.D.

                                                 Address:
                                                         -----------------------

                                                         -----------------------


Performance of this Agreement is unconditionally guaranteed by Sykes HealthPlan Services, Inc.

                                                 SYKES HEALTHPLAN SERVICES, INC.


                                                 By:
                                                    ----------------------------
                                                    David Garner, President

                        EXHIBIT A TO EMPLOYMENT AGREEMENT


TERM: 3 years


BASE SALARY: $3,173.08 per week ($165,000 per year)


PERFORMANCE BONUS: $37,500 per year based upon the Company's attainment of the Total Operating Revenue target set forth below, and $37,500 per year based upon the Company's attainment of the EBITDA target set forth below:

                                                                 1998                 1999                 2000
                                                                 ----                 ----                 ----
                          Total Operating Revenue(1)      $6,375,800           $7,509,400           $8,831,800
                                           EBITDA(1)      $1,915,700           $2,329,600           $2,785,900

                  ---------------------
                  (1) As reported on the financial statements prepared in accordance with GAAP by the Company's accountants.


The Board of Directors of the Company, acting in its sole discretion, may award a pro rata portion of the Performance Bonus in the event that the Performance Bonus targets are only partially achieved. In addition, from time to time, the Executive may be asked to undertake additional and/or different duties or responsibilities with a parent, subsidiary or affiliate of the Company. In such event, Executive and the Company hereby agree to negotiate in good faith to adopt new Performance Bonus targets in light of such new duties or responsibilities.


COVENANT NOT TO COMPETE: up to 24 months, unless the Company elects a shorter term


SEVERANCE PAYMENT: $13,750 per month during the term that the Covenant Not to Compete is in force.

                  IN WITNESS WHEREOF, the parties have executed this Exhibit A as of the 31st day of December, 1997.


                                                     SHPS ACQUISITION CORP.


                                                     By:
                                                        ------------------------
                                                        David Garner, President


                                                     "EXECUTIVE"


                                                     ---------------------------
                                                     Stephen K. Holland, M.D.

                        EXHIBIT B TO EMPLOYMENT AGREEMENT


1) Clinical Medicine -- Stephen K. Holland, M.D. may devote up to six (6) hours per week to clinical medicine activities and make every effort to retain his faculty position at Harvard Medical School. Dr. Holland will gain approval from the Company for his clinical schedule.

2) Long-Term Care Group -- On his own time, Dr. Holland may continue to meet his obligations to the Long-Term Care Group (formerly known as LifePlans) regarding updates to their Underwriting Manual and Software so long as it does not interfere with the performance of his Company duties or otherwise create a situation adverse to the interests of the Company. Dr. Holland will gain pre-approval from the Company for any rare instances in which these activities require him to be away from the office during normal business hours.



                  IN WITNESS WHEREOF, the parties have executed this Exhibit B as of the 31st day of December, 1997.


                                                      SHPS ACQUISITION CORP.


                                                      By:
                                                         -----------------------
                                                         David Garner, President


                                                      "EXECUTIVE"


                                                      --------------------------
                                                      Stephen K. Holland, M.D.

                        ADDENDUM TO EMPLOYMENT AGREEMENT



         This Addendum to Employment Agreement of Stephen K. Holland, M.D. ("Employee") dated December 31, 1997 is to set forth the terms of the stock options to be granted to Employee pursuant to the Employment Agreement.

         1.    Non Qualified Options  -   20,000 shares Non Voting Common
                                          vesting at end of 9 years subject to
                                          accelerated vesting as specified
                                          below;

         2.    Qualified Options -        20,000 shares Non-Voting Common
                                          vesting 1/3 per year over 3 years
                                          subject to continued employment;

         3.    Strike Price  -            $2.40/per share;

         4.    Accelerated Vesting of Non Qualified Options as follows:

               (a) 6,667 per year based on attainment of Total Operating Revenue and EBITDA Targets set forth below:

                                                  1998                 1999                 2000
                                                  ----                 ----                 ----
               Total Operating Revenue(1)      $6,375,800           $7,509,400           $8,831,800
                                EBITDA(1)      $1,915,700           $2,329,600           $2,785,900

               ---------------------
               (1) As reported on the financial statements prepared in accordance with GAAP by the Company's accountants.

               (b) All options cliff vest upon completion of an initial public offering as defined in the Sykes HealthPlan Services, Inc. 1997 Stock Option Plan (the "1997 Stock Option Plan") or on sale of substantially all of the assets of the corporation.

         5. Options to be evidenced by and subject to standard terms and conditions and/or of the 1997 Stock Option Plan.